FOR IMMEDIATE RELEASE PRESS RELEASE
KVH Industries Contact:	Pat Spratt, Chief Financial Officer
401-847-3327
Investor Relations Contact:	Financial Dynamics
Jolinda Taylor, 617-747-3600
Paul Johnson, 212-850-5600

KVH Provides Third Quarter Update

New TracVision A5 & TracVision G8 Shipping

MIDDLETOWN, RI – October 1, 2003 – KVH Industries (Nasdaq: KVHI) today provided an update on the progress of its business during the third quarter of 2003.

According to Martin Kits van Heyningen, president and chief executive officer, KVH began shipments of its new TracVision A5 satellite TV system to retailers nationwide during the last week of September. “This is a major development milestone for the company as we have successfully brought this new product to market,” said Mr. Kits van Heyningen. “TracVision A5 enables KVH to enter the growing automotive multimedia market by offering live satellite TV in cars. By the end of the quarter, we shipped approximately 150 TracVision A5 units and anticipate shipping 2,000 to 3,000 units in the fourth quarter. Also at the end of September we significantly expanded our marine market coverage by shipping our new TracVision G8 satellite TV system for larger yachts and commercial vessels.”

Preliminary financial results indicate overall third quarter revenues were up approximately 8% to $13.4 million. Chief Financial Officer Pat Spratt said, “Our third quarter earnings per share will be in the range of breakeven to a modest loss – primarily due to lower-than-anticipated military revenues. The end-of-quarter timing of the first TracVision A5 shipments and higher-than-anticipated TracVision A5 startup expenses and initial unit production costs were also contributing factors in these financial results.”

Sales of the company’s existing satellite products (excluding TracVision A5) were up approximately 40% versus the same period last year. In its defense-related business, the company did not receive an anticipated follow-on military order with an expected value in excess of $1 million, contributing to the overall decline of approximately $1.7 million in quarterly military sales when compared to the third quarter of 2002.

“We are very confident that we will receive this order but the specific timing is in question”, continued Mr. Kits van Heyningen. “Consistent with our prior guidance, the overall long-term trend continues to be positive for KVH’s military sales; however, the uneven military procurement process continues to make it difficult to predict our revenue patterns accurately from quarter to quarter.”

“In the fourth quarter, we believe that we will see strong revenue growth in the range of 30% to 50% compared with last year’s fourth quarter, driven largely by sales of the TracVision A5 and our existing satellite products,” said Mr. Spratt. “We expect our fourth quarter earnings to show only a modest profit as a result of a lower percentage of high-margin military products in our sales mix and the continuing high startup and early volume production costs of TracVision A5. Our profit margins should, however, begin to trend upward during the fourth quarter and into 2004 as TracVision A5 production volume increases and we benefit from our ongoing cost reduction efforts.”

KVH’s third quarter closed on September 30, 2003, and all statements in this release reflect only a preliminary analysis of the company’s quarterly financial results. The company expects to release its actual results for the third quarter of 2003 on October 16, 2003.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-registered company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Hoersholm, Denmark.

This press release contains certain forward-looking statements that involve risks and uncertainties. For example, the statements regarding the company’s financial and product development goals for 2003 are forward-looking statements. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: lack of reliable vendors, service providers, and outside products; uneven military sales cycles; unforeseen changes in competing technologies and products; worldwide economic variances; a slower-than-expected reduction in product costs; and poor or delayed research and development results. Additional factors are discussed in the company’s 2002 Form 10-K filed with the Securities and Exchange Commission on March 26, 2003. Copies are available through the company’s Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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